Exhibit 99.6

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

The undersigned hereby consents to the inclusion of his name and the reference to him as a person about to become a director under the captions “The Merger Agreement—Viisage Corporate Governance” and “The Merger—Interests of Certain Identix Persons in the Merger” in the Joint Proxy Statement/Prospectus, constituting a part of the Registration Statement on Form S-4 filed by Viisage Technology Inc. (File Number 333-131843).

Dated: July 25, 2006

/s/ Milton Cooper
Milton Cooper